Exhibit 1A-2A

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:35 PM 07/13/2018
FILED 01:35 PM 07/13/2018
SR 20185654684 - File Number 6974384

CERTIFICATE OF FORMATION

OF

AF 2018 NPL A LLC

(A Delaware Limited Liability Company)

First: The name of the limited liability company is: AF 2018 NPL A LLC

Second: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

IN WITNESS WHEREOF, the undersigned, being fully authorized to execute and file this document have signed below and executed this Certificate of Formation on this July 13, 2018.

/s/ Richard H. Bell, II
Harvard Business Services, Inc., Authorized Person
By:	Richard H. Bell, II, President